GUARANTY AGREEMENT

by

NORTHWESTERN CORPORATION

as Guarantor

Dated November 30, 2001

GUARANTY AGREEMENT

                This GUARANTY AGREEMENT (this “Guaranty”), dated as of November 30, 2001, is made by NorthWestern Corporation, a Delaware corporation (the “Guarantor”), in favor of Credit Suisse First Boston, as administrative agent for the Lenders named in the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent” and the Lenders.

PRELIMINARY STATEMENTS

                The Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cornerstone Propane, L.P., a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), Credit Suisse First Boston, acting through its New York Branch, as administrative agent, and Credit Suisse First Boston, CIBC Inc. and Barclays Capital, as co–arrangers, provides, on its terms and subject to its conditions, for (a) revolving credit loans, swingline loans and letters of credit in an aggregate principal amount not to exceed $39,300,000 (or, in the event of an increase in the Revolving Credit Commitments in accordance with the terms of the Credit Agreement, $54,300,000) at any one time outstanding, and (b) term loans in an aggregate principal amount not to exceed $10,700,000.

                The Guarantor indirectly owns 100% of Cornerstone Propane GP, Inc., the managing general partner of the Borrower, and 82.5% of SYN Inc., the special general partner of the Borrower. Cornerstone Propane GP, Inc. and SYN Inc. collectively own a 1.0101% general partner interest in the Borrower.

                To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor has agreed to guarantee the Guarantied Obligations (as defined below) upon the terms and conditions of this Guaranty. Accordingly, the Guarantor agrees with the Administrative Agent and the Lenders as follows:

                SECTION 1. DEFINITIONS.

                1.01.        Definitions.     Unless otherwise defined herein, all capitalized terms used in this Guaranty that are defined in the Credit Agreement (including those terms incorporated by reference) shall have the respective meanings assigned to them in the Credit Agreement. In addition, the following terms shall have the following meanings under this Guaranty:

                “Guarantied Obligations” shall mean the unpaid principal of and interest on the Loans (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary, as applicable, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether the Administrative Agent, for the benefit of the Lenders, is oversecured or undersecured with respect to such Loans), the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent and any Lender, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document) or otherwise.

                “Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

                “Material Subsidiary’’ shall mean, as at any time of determination, each present or future Subsidiary of the Guarantor other than any Subsidiary which as at the end of the fiscal quarter immediately preceding such time of determination, shall have a net worth (calculated as the stockholder’s equity of such Subsidiary disregarding any liabilities of such Subsidiary to an Affiliate) equal to or less than 10% of the Net Worth of the Guarantor and its consolidated Subsidiaries as at the end of such fiscal quarter, or net income equal to or less than 10% of the Net Income of the Guarantor and its consolidated Subsidiaries for the four fiscal quarter period ending at the end of such fiscal quarter.

                “Net Income” for any period shall mean, net income (or deficit) of the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

                “Net Worth” shall mean for any date the sum of shareholders’ equity and preferred stock, preference stock and preferred securities of the Guarantor and its Subsidiaries on such date, in each case as described in the consolidated financial statements of the Borrower.

                “NOR Change of Control” shall mean the occurrence of any of the following:

                (a)           any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Guarantor or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Guarantor’s directors; or

                (b)           a majority of the persons who comprised the Board of Directors of the Guarantor on the Closing Date shall be replaced, unless such replacement shall have been approved by at least two–thirds of the Board of Directors of the Guarantor then still in office who either were members of such Board of Directors on the Closing Date or whose election as a member of such Board of Directors was previously so approved.

                “Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

                1.02.        Interpretation.      In this Guaranty, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Guaranty; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments; and references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

                SECTION 2. THE GUARANTEE.

                2.01.        Guarantee.      The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Administrative Agent and each Lender, as primary obligor and not as surety, the timely payment in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise and regardless of the reason for any such default) of the Guarantied Obligations then in effect, in each case strictly in accordance with their terms and Section 5 hereof. The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise and regardless of the reason for any such default) all or any part of the Guarantied Obligations (or if, pursuant to Section 5 hereof, the Guarantied Obligations shall be deemed due and owing in full), the Guarantor will immediately pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of all or any part of the Guarantied Obligations, the same will be timely paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise and regardless of the reason for any such default) in accordance with the terms of such extension or renewal and Section 5 hereof. To the fullest extent permitted by law, this Guaranty is absolute, irrevocable and unconditional in nature and is made with respect to any and all Guarantied Obligations now existing or in the future arising. The Guarantor’s liability under this Guaranty shall continue until full satisfaction of the Guarantor’s obligations hereunder. This Guaranty is a guarantee of due and punctual payment and performance and not of collectibility.

                2.02.        Acknowledgments, Waivers and Consents.      The Guarantor acknowledges that the obligations undertaken by it under this Guaranty involve the guarantee of obligations of Persons other than the Guarantor and that such obligations of the Guarantor are, to the fullest extent permitted by law, absolute, irrevocable and unconditional under any and all circumstances. In full recognition and in furtherance of the foregoing, the Guarantor agrees, to the fullest extent permitted by law, that:

                (a)           Without affecting the enforceability or effectiveness of this Guaranty in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the liability of the Guarantor, or the rights, remedies, powers and privileges of the Administrative

Agent and the Lenders under this Guaranty, the Administrative Agent and the Lenders may, at any time and from time to time and without notice or demand of any kind or nature whatsoever:

                                (i)            amend, supplement, modify, extend, renew, waive, accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Guarantied Obligations (including any increase or decrease in the principal portion of, or rate or rates of interest on, all or any part of the Guarantied Obligations);

                                (ii)           amend, supplement, modify, extend, renew, waive or otherwise change, or enter into or give, any Loan Document or any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Guarantied Obligations, any Loan Document or any such other instrument or any term or provision of the foregoing;

                                (iii)          accept or enter into new or additional agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to any Loan Document, all or any part of the Guarantied Obligations or any collateral now or in the future serving as security for the Guarantied Obligations;

                                (iv)          accept or receive (including from any other guarantor) partial payments or performance on the Guarantied Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise);

                                (v)           accept, receive and hold any additional collateral for all or any part of the Guarantied Obligations (including from any other guarantor);

                                (vi)          release, reconvey, terminate, waive, abandon, allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any collateral, security documents or guarantees (including letters of credit or the obligations of any other guarantor) for or relative to all or any part of the Guarantied Obligations;

                                (vii)         apply any collateral or the proceeds of any collateral or guarantee (including any letter of credit or the obligations of any other guarantor) to all or any part of the Guarantied Obligations in such manner and extent as the Administrative Agent or any Lender may in its discretion determine;

                                (viii)        release any Person (including any other guarantor) from any personal liability with respect to all or any part of the Guarantied Obligations;

                                (ix)           settle, compromise, release, liquidate or enforce upon such terms and in such manner as the Administrative Agent or the Lenders may determine or as applicable law may dictate all or any part of the Guarantied Obligations or any collateral on or guarantee of (including any letter of credit issued with respect to) all or any part of the Guarantied Obligations (including with any other guarantor);

                                (x)            consent to the merger or consolidation of, the state of subsantial assets by, or other restructuring or termination of the existence of the Borrower or any other Person (including any other guarantor);

                                (xi)           proceed against the Borrower, the Guarantor or any other guarantor of (including any issuer of any letter of credit issued with respect to) all or any part of the Guarantied Obligations or any collateral provided by any Person and exercise the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent or any Lender may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty as to any guarantor;

                                (xii)          foreclose upon any deed of trust, mortgage or other instrument creating or granting liens on any interest in real property by judicial or nonjudicial sale or by deed in lieu of foreclosure, bid any amount or make no bid in any foreclosure sale or make any other election of remedies with respect to such liens or exercise any right of set–off;

                                (xiii)         obtain the appointment of a receiver with respect to any collateral for all or any part of the Guarantied Obligations and apply the proceeds of such receivership as the Administrative Agent or any Lender may in its discretion determine (it being agreed that nothing in this clause (xiii) shall be deemed to make the Administrative Agent or any Lender a party in possession in contemplation of law, except at its option);

                                (xiv)        enter into such other transactions or business dealings with the Borrower, any Subsidiary or Affiliate of the Borrower or any other guarantor of all or any part of the Guarantied Obligations as the Administrative Agent or any Lender may desire; and

                                (xv)         do all or any combination of the actions set forth in this Section 2.02(a).

                (b)           To the fullest extent permitted by law, the enforceability and effectiveness of this Guaranty and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives any defense now or in the future arising, by reason of:

                                (i)            the illegality, invalidity or unenforceability of all or any part of the Guarantied Obligations, any Loan Document or any agreement, security document, guarantee or other instrument relative to all or any part of the Guarantied Obligations;

                                (ii)           any disability or other defense with respect to all or any part of the Guarantied Obligations of the Borrower, or any other guarantor of all or any part of the Guarantied Obligations (including any issuer of any letters of credit), including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guarantied Obligations or the obligations of any such other guarantor;

                                (iii)          the illegality, invalidity or unenforceability of any security or guarantee (including any letter of credit) for all or any part of the Guarantied Obligations or the lack of perfection or continuing perfection or failure of the priority of any lien on any collateral for all or any part of the Guarantied Obligations (or the failure, now or hereafter, of the Credit

Agreement to constitute the “Credit Agreement” or a “Parity Debt Agreement” under (and as defined in) the Intercreditor Agreement or the Security Agreement for any reason);

                                (iv)          the cessation, for any cause whatsoever, of the liability of the Borrower or any other guarantor of all or any part of the Guarantied Obligations (other than, subject to Section 2.05, by reason of the full payment and performance of all Guarantied Obligations);

                                (v)           any failure of the Administrative Agent or any Lender to marshal assets in favor of the Borrower or any other Person (including any other guarantor), to exhaust any collateral for all or any part of the Guarantied Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrower, any other guarantor of all or any part of the Guarantied Obligations (including any issuer of any letter of credit) or any other Person or to take any action whatsoever to mitigate or reduce such or any other the Guarantor’s liability under this Guaranty, neither the Administrative Agent nor any Lender being under any obligation to take any such action notwithstanding the fact that all or any part of the Guarantied Obligations may be due and payable and that the Borrower may be in default of their obligations under any Loan Document;

                                (vi)          any failure of the Administrative Agent or any Lender to give notice of sale or other disposition of any collateral (including any notice of any judicial or nonjudicial foreclosure or sale of any interest in real property serving as collateral for all or any part of the Guarantied Obligations) for all or any part of the Guarantied Obligations to the Borrower, the Guarantor or any other Person or any defect in, or any failure by the Guarantor or any other Person to receive, any notice that may be given in connection with any sale or disposition of any collateral;

                                (vii)         any failure of the Administrative Agent or any Lender to comply with applicable laws in connection with the sale or other disposition of any collateral for all or any part of the Guarantied Obligations;

                                (viii)        any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Guarantied Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of the Guarantor or may preclude the Guarantor from obtaining reimbursement, contribution, indemnification or other recovery from the Borrower, any other guarantor or any other Person and even though the Borrower may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency;

                                (ix)           any benefits the Borrower, the Guarantor or any other guarantor may otherwise derive from Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable provisions of the laws of any other jurisdiction;

                                (x)            any act or omission of the Administrative Agent, any Lender or any other Person that directly or indirectly results in or aids the discharge or release of the Borrower or any other guarantor of all or any part of the Guarantied Obligations or any security or guarantee (including any letter of credit) for all or any part of the Guarantied Obligations by operation of law or otherwise;

                                (xi)           any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation;

                                (xii)          the possibility that the obligations of the Borrower to the Administrative Agent and the Lenders may at any time and from time to time exceed the aggregate liability of the Guarantor under this Guaranty;

                                (xiii)         any counterclaim, set–off or other claim which the Borrower or any other guarantor has or alleges to have with respect to all or any part of the Guarantied Obligations;

                                (xiv)        any failure of the Administrative Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

                                (xv)         any extension of credit or the grant of any Lien under Section 364 of the Bankruptcy Code;

                                (xvi)        any use of cash collateral under Section 363 of the Bankruptcy Code;

                                (xvii)       any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person;

                                (xviii)      the avoidance of any Lien in favor of the Administrative Agent or any Lender for any reason;

                                (xix)         any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guarantied Obligations (or any interest on all or any part of the Guarantied Obligations) in or as a result of any such proceeding;

                                (xx)          any action taken by the Administrative Agent or any Lender, whether similar or dissimilar to any of the foregoing, that is authorized by this Section 2.02 or otherwise in this Guaranty or by any other provision of any Loan Document or any omission to take any such action; or

                                (xxi)         any other circumstance whatsoever, whether similar or dissimilar to any of the foregoing, that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, including by reason of California Civil Code Sections 2787 to 2855, inclusive, and California Code of Civil Procedure Sections 580a, 580b, 580d or 726, and all successor sections and any future judicial decisions or legislation or of any comparable provisions of the laws of any other jurisdiction.

                (c)           To the fullest extent permitted by law, the Guarantor expressly waives, for the benefit of the Administrative Agent and the Lenders, all set-offs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation, incurring or assumption of new or additional Guarantied Obligations. To the fullest extent permitted by law, the Guarantor further expressly waives the benefit of any and all statutes of limitation and any and all laws providing for the exemption of property from execution or for valuation and appraisal upon foreclosure.

                (d)           The Guarantor represents and warrants to the Administrative Agent and the Lenders that it has established adequate means of obtaining financial and other information pertaining to the business, operations and condition (financial and otherwise) of the Borrower and its properties on a continuing basis and that the Guarantor is now and will in the future remain fully familiar with the business, operations and condition (financial and otherwise) of the Borrower and its properties. The Guarantor further represents and warrants that it has reviewed and approved each of the Loan Documents and is fully familiar with the transactions contemplated by the Loan Documents and that it will in the future remain fully familiar with such transactions and with any new Loan Documents and the transactions contemplated by such Loan Documents. The Guarantor hereby expressly waives and relinquishes any duty on the part of the Administrative Agent or the Lenders (should any such duty exist) to disclose to the Guarantor or any other guarantor any matter of fact or other information related to the business, operations or condition (financial or otherwise) of the Borrower or its properties or to any Loan Document or the transactions undertaken pursuant to, or contemplated by, any such Loan Document, whether now or in the future known by the Administrative Agent or any Lender.

                (e)           The Guarantor intends that its rights and obligations shall be those expressly set forth in this Guaranty and that, to the fullest extent permitted by law, its obligations shall not be affected, limited, reduced, discharged or terminated by reason of any principles or provisions of law which conflict with the terms of this Guaranty.

                (f)            The Guarantor acknowledges that it benefits from the extensions of credit made and to be made by the Lenders to the Borrower under the Credit Agreement and the other Loan Documents.

                2.03.        Understanding With Respect to Waivers and Consents.      The Guarantor warrants and agrees that each of the waivers and consents set forth in this Guaranty is made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such or any other guarantor otherwise may have against the Borrower, the Administrative Agent, any Lender or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Guaranty shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

                2.04.        Subrogation.      The Guarantor hereby agrees that, until the payment and satisfaction in full of all of the Obligations and the expiration and termination of the Commitments of the Lenders under the Credit Agreement, it shall not exercise any right, remedy, power or privilege, such as any right of subrogation, contribution or indemnity or related remedy, power or privilege, arising (whether by contract or operation of law, including under the Bankruptcy Code) against the Borrower or any other guarantor of all or any part of the Guarantied Obligations or any collateral for all or any part of the Guarantied Obligations by reason of any payment or other performance pursuant to the provisions of this Guaranty and, if any amount shall be paid to the Guarantor on account of such rights, remedies, powers or privileges, it shall hold such amount in trust for the benefit of, and pay the same over to, the Administrative Agent (for the benefit of the Lenders) on account of the Guarantied Obligations. The Guarantor understands that the exercise by the Administrative Agent or any Lender of any right, remedy, power or privilege that it may have under the Loan Documents, any agreement, security document, guarantee or other instrument relative to all or any part of the Guarantied Obligations or otherwise may affect or eliminate such or any other guarantor’s right of subrogation or similar recovery against the Borrower, any other guarantors or any collateral and that the Guarantor may therefore incur partially or totally nonreimbursable liability under this Guaranty. Nevertheless, the Guarantor hereby authorizes and empowers the Administrative Agent and the Lenders to exercise, in its or their sole discretion, any combination of such rights, remedies, powers and privileges. Upon payment in full of the Obligations and the expiration and termination of the Commitments of the Lenders under the Credit Agreement, the Administrative Agent and the Lenders will execute such appropriate instruments of assignment (without recourse, representation or warranty) of the Guarantied Obligations the Guarantor has paid and the Liens on Collateral for the same as Guarantor may reasonably request (at the Guarantor’s sole expense).

                2.05.        Reinstatement.      To the fullest extent permitted by law, the obligations of the Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower, any other guarantor or any other Person or any other application of funds (including the proceeds of any collateral for all or any part of the Guarantied Obligations) in respect of all or any part of the Guarantied Obligations or any amount paid under Section 5 is rescinded or must be otherwise restored by any holder of such Guarantied Obligations, whether as a result of any proceedings in bankruptcy, reorganization or otherwise and the Guarantor agrees that it will indemnify the. Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

                2.06.        Remedies.      The Guarantor hereby agrees that, as between it and the Administrative Agent and the Lenders, the obligations of the Borrower under the Credit Agreement and the other Loan Documents may be declared to be forthwith (or may become automatically) due and payable as provided in the Credit Agreement for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations becoming due and payable as against the Borrower) and that, in the event of such declaration (or such obligation being deemed due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable for purposes of Section 2.01.

                2.07.        Separate Action.      To the fullest extent permitted by law, the Administrative Agent (or if there is no Administrative Agent, the Required Lenders) may bring and prosecute a separate action or actions against the Guarantor whether or not the Borrower, any other guarantor or any other Person is joined in any such action or a separate action or actions are brought against the Borrower, any other guarantor, any other Person, or any collateral for all or any part of the Guarantied Obligations. The obligations of the Guarantor under, and the effectiveness of, this Guaranty are not conditioned upon the existence or continuation of any other guarantee (including any letter of credit) of all or any part of the Guarantied Obligations. By its acceptance hereof, each Lender agrees that this Guaranty may be enforced only by action of the Administrative Agent upon the instructions of the Required Lenders (or if there is no Administrative Agent, the Required Lenders) and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty.

                2.08.        Subordination of Indebtedness of the Borrower and its Subsidiaries.      The Guarantor agrees that any indebtedness (including without limitation, any fees owing with respect to this Guaranty) of the Borrower or any of its Subsidiaries now or in the future owed to the Guarantor is hereby subordinated to the Guarantied Obligations, enforceable in accordance with the terms of this Section 2.08. At any time when the Administrative Agent shall have demanded payment under this Guaranty in accordance with its terms, if the Administrative Agent so requests in a writing delivered to the Guarantor unless and until the Guarantor’s obligations hereunder shall have been paid in full, any such indebtedness collected by the Guarantor shall be collected, and any such indebtedness then or thereafter due and payable and not paid when due shall be enforced and payments thereon received, by the Guarantor as trustee for the Administrative Agent and shall, so long as such application is not prevented by an injunction, stay or other court order, be paid over to the Administrative Agent (for the benefit of the Lenders) in kind for application to the Guarantor’s obligations hereunder. If, after the Administrative Agent’s request, the Guarantor fails to collect or enforce any such indebtedness or to pay the proceeds of such indebtedness to the Administrative Agent, the Administrative Agent as the Guarantor’s attorney–in–fact may do such acts and sign such documents in the Guarantor’s name and on the Guarantor’s behalf as the Administrative Agent reasonably considers necessary or desirable to effect such collection, enforcement or payment,  the Administrative Agent being hereby appointed the Guarantor’s attorney–in–fact for such purpose.

                2.09.        Revocation.      To the fullest extent permitted by law, the Guarantor hereby waives all right of revocation with respect to the Guarantied Obligations.

                2.10.        Right to Offset Balances.      The Guarantor agrees that, in addition to (and without any limitation of) any right of set–off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option to offset balances held by it for the account of the Guarantor at any of its offices, in Dollars or in any other currency, against any Obligations of the Borrower to such Lender that are not paid when due (regardless of whether such balances are then due to the Guarantor). Any Lender so entitled shall promptly notify the Guarantor and the Administrative Agent of any offset effected by it; provided, however, that such Lender’s failure to give such notice shall not affect the validity of such offset.

                SECTION 3. REPRESENTATIONS AND WARRANTIES OF GUARANTOR.

                As of the date hereof and as of the date of each extension of credit under the Credit Agreement, the Guarantor represents and warrants to the Administrative Agent and the Lenders that:

                3.01.        Existence.      The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, has the power and authority and the legal right to own and operate its properties, to lease the properties it operates and to conduct its business, is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and is in compliance with all laws except to the extent that noncompliance could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, assets, properties or prospects of the Guarantor and its Subsidiaries, taken as a whole.

                3.02.        Litigation.      No litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor after due and diligent investigation, threatened by or against the Guarantor or against its properties or revenues which, if determined adversely, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, assets, properties or prospects of the Guarantor and its Subsidiaries, taken as a whole.

                3.03.        No Breach.      None of the execution and delivery of this Guaranty, the consummation of the transactions contemplated by this Guaranty or compliance with the terms and provisions of this Guaranty will conflict with or result in a breach of, or require any consent under, the corporate charter or by-laws of the Guarantor, or any law, regulation, decree, ruling, judgment or order that is applicable to the Guarantor or its properties or other assets, or any agreement or instrument to which the Guarantor is a party or by which it is bound or to which it is subject, or constitute a default under, or result in the acceleration or mandatory prepayment of, any Indebtedness evidenced by, or termination of, any such agreement or instrument, or result in the creation or imposition of any Lien upon any property of the Guarantor pursuant to the terms of any such agreement or instrument.

                3.04.        Necessary Action.      The Guarantor has the corporate power and authority and the legal right to make, deliver and perform this Guaranty and the Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered by the Guarantor, and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting the rights of creditors generally, (b) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (c) rights of indemnification or contribution being limited by Federal and state securities laws and the public policy underlying such laws.

                3.05.        Approvals.      No consent or authorization of, filing with, or other act by or in respect of any federal or state Governmental Authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty.

                3.06.        Taxes.      The Guarantor has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor and all other related penalties and charges. The charges, accruals and reserves on the books of the Guarantor in respect of taxes and other governmental charges are, in the opinion of the Guarantor, adequate. The Guarantor has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal or other taxes.

                3.07.        No  Material Adverse Change.      Since December 31, 2000, there has been no material adverse change in the condition (financial or otherwise), business, operations, assets, properties or prospects of the Guarantor and its Subsidiaries (taken as a whole).

                3.08.        Certain Regulations.      The Guarantor (i) is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, (ii) is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940 and (iii) is not subject to any other law, rule or regulation restricting its ability to incur Indebtedness or to issue guaranties.

                3.09.        Pension and Welfare Plans.      During the twelve-consecutive-month period prior to the date of the execution and delivery of this Guaranty and prior to the date of any borrowing under the Credit Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which has, or is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, operations, assets or properties of the Guarantor. The Guarantor has not any contingent liability with respect to any postretirement benefit under a Welfare Plan which has, or is reasonably likely to have, a material adverse effect on the condition (financial or otherwise), business, operations, assets or properties of the Guarantor, other than liability for continuation coverage described in Part 6 of Title I of ERISA Plan.

                3.10.        Environmental Warranties.

                (a)           all facilities and property (including underlying groundwater) owned, leased, used, occupied or controlled (in whole or in part) by the Guarantor have been, and continue to be, owned, leased, used, occupied or controlled by the Guarantor in compliance with all Environmental Laws except where the failure of any of the foregoing to be done could not reasonably be expected to have a Material Adverse Effect;

                (b)           to the Guarantor’s knowledge, there have been no past, and there are no pending or threatened:

(i)            claims, complaints, notices or requests for information received by the Guarantor with respect to any alleged violation of any Environmental Law, or

(ii)           complaints, notices or inquiries to the Guarantor regarding potential liability under any Environmental Law;

which in either the case of clause (i) or (ii) above, could be reasonably expected to have a Material Adverse Effect;

                (c)           to the Guarantor’s knowledge there have been no Releases of Materials of Environmental Concern at, on or under any property now or previously owned or leased by the Guarantor that, singly or in the aggregate, have, or could reasonably be likely to have, a Material Adverse Effect;

                (d)           the Guarantor has been issued and is in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its businesses the absence of or non compliance with which would be materially adverse, and no order has been issued, no Environmental Claim has been made, no penalty has been assessed and, to the knowledge of the Guarantor, no investigation or review has occurred or is pending or threatened by any Person with respect to any alleged failure by the Guarantor to have any permit, certificate, approval, license or other governmental authorization required under applicable Environmental Laws in connection with the conduct of the business or operations of any of them or to comply with any Environmental Laws or with respect to any presence, generation, treatment, storage, recycling, transportation, discharge, disposal or release of any hazardous material generated by the Guarantor, and there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such order, Environmental Claim, penalty or investigation in each case, with respect to all of the foregoing matters, except where the failure of any of the foregoing to be done could not reasonably be expected to have a Material Adverse Effect;

                (e)           to the Guarantor’s knowledge no property now or previously owned or leased by the Guarantor is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up where the circumstances giving rise to such listing or proposed listing or the effect of such listing or proposed listing has, or could reasonably be likely to have, a Material Adverse Effect;

                (f)            to the Guarantor’s knowledge there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased, used, occupied or controlled (in whole or in part) by the Guarantor that, singly or in the aggregate, have, or could reasonably be likely to have, a Material Adverse Effect;

                (g)           to the Guarantor's knowledge, the Guarantor has not directly transported or directly arranged for the transportation of any Material of Environmental Concerns to any location, including locations which are listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which, or otherwise which, could reasonably be likely to have a Material Adverse Effect;

                (h)           to the Guarantor’s knowledge there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, leased, used, occupied or controlled (in whole or in part) by the Guarantor that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

                (i)            to the Guarantor’s knowledge, no conditions exist at, on or under any property now or previously owned, leased, used, occupied or controlled (in whole or in part) by the Guarantor which, with the passage of time, or the giving of notice or both, could reasonably be likely to give rise to a Material Adverse Effect.

                3.11.        Solvency.      The Guarantor, both before and after entering into this Guaranty, (i) is not “insolvent” (as such term is defined in §101(31) (A) of the Bankruptcy Code), (ii) is able to pay its debts and other liabilities, contingent obligations and commitments as they mature, and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

                3.12.        Index Debt Rating.      On the Closing Date, the Guarantor has (a) a rating for Index Debt communicated (to the satisfaction of the Co-Arrangers) by Moody’s of not less than Baa2 and by Standard & Poor’s of not less than BBB and (b) a rating for senior unsecured short-term debt (without third party credit enhancement) communicated (to the satisfaction of the Co-Arrangers) by Moody’s of not less than P-2.

                3.13.        Borrower’s Representations.     The Borrower’s representations given by it under the Credit Agreement or any Loan Document are true and correct in all material respects on each date when made.

                SECTION 4. COVENANTS OF GUARANTOR.

                So long as this Guaranty is in effect and until the date on which all of the Guarantied Obligations shall have been paid in full, all Letters of Credit have expired or been canceled, and all Commitments of the Lenders under the Credit Agreement have expired or been terminated, the Guarantor agrees as follows:

                4.01.        Guarantor’s Reporting Requirements.      The Guarantor shall: deliver to the Administrative Agent for distribution to the Lenders, promptly after the sending or filing thereof, copies of all regular, periodic and special reports, and all registration statements, which the Guarantor files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor or with any national securities exchange; and promptly deliver to the Administrative Agent such additional financial or other information as the Administrative Agent or any Lender may from time to time reasonably request.

                4.02.        Existence, Etc.      The Guarantor shall: preserve and maintain its legal existence and all of its material rights, privileges and franchises; comply with the requirements of all applicable laws, rules and regulations if the failure to comply with such requirements could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, operations, assets, properties or prospects of the Guarantor and its Subsidiaries, taken as a whole; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach, except for any such tax, assessment, charge or levy, the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; permit representatives of (x) the Administrative Agent at its own expense prior to the occurrence of an Event of Default or at the expense of the Guarantor after the occurrence and during the continuance of an Event of Default hereunder or under the Credit Agreement or (y) any Lender at the expense of the Guarantor after the occurrence and during the continuance of an Event of Default hereunder or under the Credit Agreement, upon reasonable advance notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested in advance by the Administrative Agent or such Lender (as the case may be) and to the extent relevant to the Guarantor’s creditworthiness or performance of its obligations under this Guaranty; keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and keep insured by financially sound and reputable insurers all property of a character usually insured by companies engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such companies and carry such other insurance as is usually carried by such companies.

                4.03         Borrower; Credit Agreement.      The Guarantor shall:

                (a)           at all times own beneficially free of any Lien, purchase option or other encumbrance (i) all of the outstanding capital stock of the Managing General Partner and (ii) not less than that percentage of the general partnership interest of the Borrower owned by the Guarantor as of the date hereof; and

                (b)           at no time permit:

(A)          any event or circumstance in clauses (a) through (e) of the definition of Change of Control (as provided in the Credit Agreement) to occur (without regard to the proviso at the end of such definition);

(B)           the Borrower or any of its Subsidiaries to incur or suffer to exist in the aggregate Indebtedness in excess of $5,000,000 pursuant to clauses (e) and (f) of Section 8.2.2 of the Credit Agreement;

(C)           the Borrower or any of its Subsidiaries to incur or suffer to exist any Indebtedness pursuant to clause (g), (h) or (k) of Section  8.2.2 of the Credit Agreement;

(D)          the Borrower or any of its Subsidiaries to make any Investment other than Investments permitted under clauses (a) through (g) of Section 8.2.5 of the Credit Agreement;

(E)           the Borrower to make in the aggregate during any Fiscal Quarter ending March 31st or September 30th Restricted Payments in excess of $5,200,000 nor during any Fiscal Quarter ending June 30th or December 31st in excess of $7,550,000;

(F)           the Borrower to consolidate or merge with or into any other Person;

(G)           the Borrower to incur since the Closing Date, on a consolidated basis, capital expenditures in an aggregate amount in excess of $12,000,000; or

(H)          the Borrower to designate any Restricted Subsidiary or any newly acquired or formed Subsidiary as an Unrestricted Subsidiary.

                4.04         Borrower’s Reporting Requirements.      The Guarantor shall cause the Borrower to deliver to the Administrative Agent for distribution to the Lenders:

                (a)           Within 90 days after the end of each Fiscal Year of the Borrower, copies of financial statements, reports, notices and information required under Section 8.1.1 (b) of the Credit Agreement;

                (b)           Within 45 days after the end of each Fiscal Quarter of the Borrower (as provided by Section 8.1.1(a) of the Credit Agreement), copies of financial statements, reports, notices and information required under Section 8.1.1(a) of the Credit Agreement; and

                (c)           Within 45 days after the end of each calendar month, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month and the related unaudited consolidated statements of income for such calendar month and for the elapsed portion of the fiscal year ended with the last day of such calendar month, all of which shall be certified by the chief financial officer or other Responsible Officer of the Borrower, subject to normal year-end audit adjustments and the absence of footnotes.

                SECTION 5. EVENTS OF DEFAULT.

                If any of the following events (each, an “Event of Default”) shall occur and be continuing:

                (a)           An Event of Default (as such term is defined in the Credit Agreement) shall have occurred and be continuing; or

                (b)           Any. representation or warranty made or deemed made by the Guarantor herein or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Guaranty shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (c)           The Guarantor shall default in the observance or performance of any agreement contained in Section 4.03; or

                (d)           The Guarantor shall default in the observance or performance of any other agreement contained in this Guaranty, and such default shall continue unremedied for a period of 30 days; or

                (e)           The Guarantor or any of its Subsidiaries shall (i) default in any payment (regardless of amount) of principal of or interest on any Indebtedness having an aggregate principal amount in excess of $30,000,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or Administrative Agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; or

                (f)            (i) The Guarantor or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Guarantor or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Guarantor or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or un-bonded for a period of 60 days; or (iii) there shall be commenced against the Guarantor or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Guarantor or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Guarantor or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

                (h)           One or more judgments or decrees shall be entered against the Guarantor or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of $30,000,000 or more and sufficient judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof to reduce such amount to less than $30,000,000; or

                (i)            (x) The Security Agreement shall cease, for any reason, to be in full force and effect, or (y) the Lien created thereby shall cease to be enforceable and of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral, or (z) the Obligations shall for any reason not be secured by the Lien created thereby; or

                (j)            This Guaranty or any provision hereof shall cease, for any reason, to be in full force and effect or the Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under this Guaranty; or

                (k)           The Credit Agreement shall for any reason not constitute the “Credit Agreement’’ or shall cease to constitute a “Parity Debt Agreement” as such terms are defined in the Intercreditor Agreement or the Security Agreement, or any party thereto shall so assert; or

                (1)           A NOR Change of Control shall occur;

then, and in any such event, whether or not any such amounts are then due and owing from the Borrower under the Credit Agreement, (A) if such event is an Event of Default specified in paragraph (f) above with respect to the Guarantor, automatically all Guaranteed Obligations (including, without limitation, the aggregate principal amount of and accrued and unpaid interest on the Loans and all amounts due in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, and the Notes) shall immediately become due and payable for purposes of Section 2.01,  and (B) if such event is any other Event of Default, the Administrative Agent may, with the consent of the Required Lenders and by notice to the Guarantor, declare all Guaranteed Obligations (including, without limitation, the aggregate principal amount of and accrued and unpaid interest on the Loans and all amounts due in respect of Letters of Credit, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder, and the Notes) to be due and payable forthwith hereunder, whereupon the same shall immediately become due and payable for purposes of Section 2.01. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. For the avoidance of doubt, the Guarantor hereby acknowledges and agrees that, upon or after the occurrence of an Event of Default hereunder, for all purposes hereof the Guarantor may be required to pay the Guarantied Obligations in full whether or not an Event of Default has occurred under the Credit Agreement or any part of the Guarantied Obligations are then due and owing thereunder.

                SECTION 6. MISCELLANEOUS PROVISIONS.

                6.01.        Waiver.      No failure or delay by the Administrative Agent or any Lender in exercising any remedy, right, power or privilege under this Guaranty or any other Loan Document shall operate as a waiver of such remedy, right, power or privilege, nor shall any single or partial exercise of such remedy, right, power or privilege preclude any other or further exercise of such remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. The remedies, rights, powers and privileges provided by this Guaranty are, to the extent permitted by law, cumulative and not exclusive of any remedies, rights, powers or privileges provided by the other Loan Documents or by law.

                6.02.        Notices.      All notices and communications to be given under this Guaranty shall be given or made in writing to the intended recipient at the address specified below or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given at the times set forth in Section 9.2 of the Credit Agreement, in each case given or addressed as provided in this Section 6.02:

To the Guarantor:	NorthWestern Corporation
125 South Dakota Avenue
Sioux Falls, South Dakota 57104
	Attention:	Kipp Orme
VP Finance
	Facsimile:	605-978-2910

To the Administrative Agent:	Credit Suisse First Boston
Eleven Madison Avenue,
New York, New York 10010-3629
	Attention:	Agency Department Manager

	Facsimile:	605-978-2910

                6.03.        Expenses, Etc.      The Guarantor agrees to pay or to reimburse the Administrative and the Lenders for all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be incurred by the Administrative Agent or the Lenders in any effort to enforce any of the obligations of the Guarantor under this Guaranty, whether or not any lawsuit is filed, including all such costs and expenses (and reasonable attorneys’ fees and expenses) incurred by the Administrative Agent and the Lenders in any bankruptcy, reorganization, workout or similar proceeding. All amounts required to be paid by the Guarantor under this Section 6.03 or Section 5 not paid when due shall bear interest until paid at the rate per annum equal to the Default Rate determined pursuant to Section 2.9 of the Credit Agreement.

                6.04.        Amendments, Etc.      Any provision of this Guaranty may be waived, altered or amended only by an instrument in writing signed by the Guarantor and the Administrative Agent (with the consent of the Lenders as specified in Section 11.1 of the Credit Agreement). Any waiver, alteration or amendment shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same and shall be binding upon the Lenders, each holder of Guarantied Obligations and the Guarantor, and any such waiver shall be effective only in the specific instance and for the purpose for which given.

                6.05.        Successors and Assigns.      This Guaranty shall be binding upon and inure to the benefit of the Guarantor, the Administrative Agent, each Lender and their respective successors and assigns. The Guarantor may not assign or transfer its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (with the further consent of the Lenders as specified in Section 11.1 of the Credit Agreement). Any attempted assignment or transfer in violation of this Section 6.05 shall be null and void.

                6.06.        Survival.      All representations and warranties made in this Guaranty or in any certificate or other document delivered pursuant to or in connection with this Guaranty shall survive the execution and delivery of this Guaranty or such certificate or other document (as the case may be) or any deemed repetition of any such representation or warranty.

                6.07.        ENTIRE AGREEMENT.      THIS GUARANTY REPRESENTS THE FINAL AGREEMENT AMONG THE GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS.

                6.08.        Severability.      Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                6.09.        Captions.      The table of contents, captions and section headings appearing in this Guaranty are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Guaranty.

                6.10.        Counterparts.      This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Guaranty may execute this Guaranty by signing any such counterpart. Transmission by telecopier of an executed counterpart of this Guaranty shall be deemed to constitute due and sufficient delivery of such counterpart.

                6.11.        GOVERNING LAW; SUBMISSION TO JURISDICTION.      THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE GUARANTOR AGREES THAT EACH OF THE WAIVERS AND AGREEMENTS OF THE GUARANTOR HEREIN WHICH REFER TO PROVISIONS OF THE CALIFORNIA CIVIL CODE AND THE CALIFORNIA CODE OF CIVIL PROCEDURE SHALL BE EFFECTIVE AND ENFORCEABLE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, AND TO THE EXTENT THAT ANY COURT OF COMPETENT JURISDICTION SHALL APPLY THE LAWS OF THE STATE OF CALIFORNIA TO DETERMINE THE RELATIVE RIGHTS OR REMEDIES OF THE GUARANTOR AND THE ADMINISTRATIVE AGENT HEREUNDER, SUCH WAIVERS AND AGREEMENTS BY THE GUARANTOR SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

                THE GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                6.12.        WAIVER OF JURY TRIAL.      THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY.

                IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first above written.

NORTHWESTERN CORPORATION, as guarantor

By:
Name:
Title:

Accepted and agreed
as of November 30, 2001:

CREDIT SUISSE FIRST BOSTON, as Administrative Agent and a Lender

By:
Name:
Title:

CIBC INC., as a Lender

By:
Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:
Name:
Title: